Filed pursuant to Rule 424(b)(3)

Registration No. 333-248434

PROSPECTUS SUPPLEMENT NO. 8

(to Prospectus dated September 29, 2020)

Velodyne Lidar, Inc.

15,000,000 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 29, 2020 (the “Prospectus”), related to the resale from time to time by the selling stockholders named in the Prospectus or their permitted transferees of up to 15,000,000 shares of common stock, par value $0.0001 per share, of Velodyne Lidar, Inc., a Delaware corporation formerly known as Graf Industrial Corp., issued in a private placement pursuant to the terms of the Subscription Agreements (as defined in the Prospectus) in connection with, and as part of the consideration for, the Business Combination (as defined in the Prospectus) by and among GRAF, Merger Sub and Velodyne (each as defined in the Prospectus), with the information contained in our current report on Form 8-K/A, filed with the Securities and Exchange Commission on March 11, 2021 and our current report on Form 8-K, filed with the Securities and Exchange Commission on March 17, 2021 (together, the “Current Reports”). Accordingly, we have attached the Current Reports to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock and warrants are traded on The Nasdaq Global Select Market under the symbols “VLDR” and “VLDRW”, respectively. On March 16, 2021, the closing price of our common stock was $14.23 and the closing price of our warrants was $4.74.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 12 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 18, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2021

VELODYNE LIDAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38703	83-1138508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5521 Hellyer Avenue
San Jose, California	95138
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (669) 275-2251

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	VLDR	The Nasdaq Stock Market LLC
Warrants, each exercisable for three-quarters of one share of common stock	VLDRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

This Current Report on Form 8-K is being filed to report the appointment of a new director, Deborah Hersman, and a new Chief Operating Officer, Jim Barnhart.

(b)

On March 11, 2021, Velodyne Lidar, Inc. (the “Company”) determined to transition Thomas Tewell as Chief Operating Officer of Velodyne Lidar, Inc. (the “Company”). On March 14, 2021, Mr. Tewell resigned from the Company, effective immediately.

Also on March 11, 2021, the Company appointed Jim Barnhart as Chief Operating Officer, effective March 15, 2021. Prior to his appointment as Chief Operating Officer, Mr. Barnhart served as Senior Vice President of Operations at Nanometrics Incorporated, a provider of process control metrology and inspection systems used primarily in the fabrication of semiconductors and other solid-state devices, from March 2018 until March 2021. From 2010 to March 2018, Mr. Barnhart served as Senior Vice President, Global Operations at Cymer LLC, a subsidiary of ASML Holding NV, a supplier of equipment for semiconductor companies. Mr. Barnhart also held various operational leadership roles with Areva Solar, Johnson & Johnson Pharmaceutical Research & Development, L.L.C. and Applied Materials, Inc. Mr. Barnhart holds an MBA from the Walter A. Haas School of Business at the University of California, Berkeley and a B.S. in electrical engineering from Washington State University’s College of Engineering.

In connection with his appointment, the Company entered into an employment agreement with Mr. Barnhart. As compensation for his services as Chief Operating Officer of the Company, Mr. Barnhart will receive: (1) a salary of $365,000 per annum; (2) an award of Restricted Stock Units (“RSUs”) under the Company’s 2020 Equity Incentive Plan, having a value of $3,000,000, which RSUs will be subject to vesting in installments over a four-year period, so long as Mr. Barnhart remains employed by the Company; and (3) eligibility, also subject to Mr. Barnhart’s continued employment with the Company, to participate in the Company’s annual bonus plan, with a target bonus equal to 80% of his annual base salary, which shall be based on Mr. Barnhart’s individual objectives established by the Company. He will also be entitled to participate in the Company’s other compensation and benefit programs that are available to its employees generally.

(d)

On March 15, 2021, the board of directors of the Company (the “Board”) appointed Deborah Hersman to serve as a member of the Board as a Class III Director, whose term will expire at the 2023 annual meeting of stockholders.

There are no disclosable family relationships as required by Item 401(d) of Regulation S-K between Ms. Hersman and the Company or its control persons, and there are no disclosable related person transactions between the Company and Ms. Hersman as required by Item 404(a) of Regulation S-K.

In connection with her appointment, Ms. Hersman entered into the Company’s standard form of indemnification agreement. Ms. Hersman will receive the Company’s standard non-employee director compensation, which consists of an initial grant of $150,000 of restricted stock units (“RSUs”) and an automatic annual grant of $150,000 of RSUs (measured based on the average closing price of the Company’s common stock for the 30 days immediately prior to the annual meeting of stockholders) to non-employee directors serving on the Board immediately after the annual meeting of stockholders, which restricted stock units will vest in full at the following annual meeting of stockholders. In addition, non-employee Board members receive annual cash compensation of $45,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELODYNE LIDAR, INC.

DATE: March 17, 2021	By:	/s/ Michael Vella
Michael Vella
General Counsel

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2021

VELODYNE LIDAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38703	83-1138508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5521 Hellyer Avenue
San Jose, California	95138
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (669) 275-2251

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	VLDR	The Nasdaq Stock Market LLC
Warrants, each exercisable for three-quarters of one share of common stock	VLDRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As required under Form 8-K Item 5.02, Velodyne Lidar, Inc. (the “Company”) is filing as Exhibit 17.1 to this report a letter that was delivered from David Hall to the Company’s Board of Directors on March 9, 2021 regarding his voluntary resignation. The Company strongly believes David Hall’s letter contains a number of false accusations, misstatements and inaccuracies, and disagrees with its assertions.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
17.1	Letter dated March 9, 2021
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELODYNE LIDAR, INC.

DATE: March 11, 2021	By:	/s/ Michael Vella
Michael Vella
General Counsel

Exhibit 17.1

March 9, 2021

Velodyne Lidar, Inc.

5521 Hellyer Avenue

San Jose, CA 95138

Attn: Board of Directors

Dear Velodyne Lidar Board of Directors (the “Board”):

I am writing to you today to directly refute the statements regarding my resignation from the Board included in Velodyne Lidar’s (the “Company”) recent Form 8-K filing. These statements do not accurately depict why I resigned and instead focus on the Company’s decision to publicly censure Marta Hall and I based on unfounded claims which we strongly refute.

To be completely clear: I chose to resign from the Board because I had numerous concerns about the strategic direction and current leadership of Velodyne Lidar.

As the founder and former Chief Executive Officer of Velodyne Lidar, I oversaw years of growth and success that ultimately laid the groundwork for the Company to go public via a merger with a special purpose acquisition company (“SPAC”) in 2020. Despite serving as the Executive Chairman of the Board following Velodyne Lidar’s successful SPAC merger, it became quickly apparent to me that Jim Graf and Michael Dee – joint founders of the SPAC – wanted to curtail my involvement in the quality and selection of products being developed, the contracts negotiated and integrity of the Company’s business moving forward. These actions, in my view, emboldened Chief Executive Officer Anand Gopalan to disregard my views.

I firmly believe that the Board has fostered an anti-stockholder culture and that Velodyne Lidar’s corporate governance is broken. Perhaps most unsettling was the Board’s decision to rubberstamp an increased compensation package for Mr. Gopalan despite the Company releasing weak Q4 2020 earnings and missing year end forecasts.

The Board also recently attempted to manipulate the Company’s corporate machinery by transitioning Christopher Thomas from a Class I director to a Class II director in an apparent move to avoid having him stand for re-election against my nomination of Eric Singer, a highly-qualified director candidate with significant public board experience.

As a whole, I believe the status quo in Velodyne Lidar’s boardroom is unacceptable. The Board lacks prior public company experience, seems to prioritize its own self-interests over stockholders and has overseen the destruction of significant stockholder value.

It was in light of these serious concerns – as well as the Board’s complete disregard for my decades of experience and input – that made me come to the difficult decision of submitting my resignation last week. Unfortunately, the Board as currently constituted appears to have no respect for the principles, values and culture that I spent years building at Velodyne Lidar. My wife, Marta Hall, will remain on the Board and continue to perform her fiduciary duties to best serve all Velodyne Lidar stockholders.

Sincerely,

David Hall

Founder of Velodyne Lidar, Inc.